STOCK ACQUISITION AGREEMENT

     AGREEMENT dated as of this 1st day of April, 1994, by and among Windmere Corporation, a Florida corporation with its offices at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-9867 ("Windmere"), Durable Electrical Metal Factory, Ltd., a Hong Kong corporation with its offices at 206-208 Choi Hung Road, 4th Floor, San Po Kong, Kowloon, Hong Kong ("Durable"), Ourimbah Investment, Limited, a Hong Kong corporation with its address at 4/F Shing King Industrial Building, 206-208 Choi Hung Road, San Po Kong, Kowloon, Hong Kong ("Holdings"), and PPC Industries 1980 Limited, a Hong Kong corporation with its offices at 6/F Shing King Industrial Building, 206-208 Choi Hung Road, San Po Kong, Kowloon, Hong Kong ("PPC").

                            RECITALS

     A. Windmere is engaged in the sale and distribution of a variety of personal care products throughout the world. Windmere and its affiliates purchase many such products manufactured by Durable.

     B. Windmere directly and indirectly (through PPC and Goal Making Company, Ltd.) owns an aggregate of 24,624 "B" Ordinary Shares of Durable, constituting 80% of the issued and outstanding shares of capital stock of Durable, and Holdings owns 6,156 "A" Ordinary Shares of Durable (the "Class A Shares"), constituting the remaining 20% of the issued and outstanding shares of capital stock of Durable.

     C. Windmere desires to acquire the Class A Shares and Holdings desires to sell the Class A Shares to Windmere upon the terms and subject to the conditions hereof.

     D. As a result of the acquisition of the Class A Shares and the consummation of the transactions contemplated by this Agreement, Windmere shall directly or indirectly own 100% of the issued and outstanding shares of capital stock of Durable.

     E. Windmere, PPC and Holdings have entered into a Share Option Agreement dated as of January 2, 1989 (the "Share Option Agreement") pursuant to which, inter alia, PPC is required to purchase the Class A Shares from Holdings under certain circumstances and Windmere and PPC, on the one hand, and Holdings, on the other hand, each granted a right of first refusal to the other party with respect to the sale or transfer of shares of the capital stock of Durable owned by each of them.

     The parties desire to terminate the Share Option Agreement and to provide for the purchase and sale of the Class A Shares as provided herein and free from any restrictions set forth in the Share Option Agreement.
     Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ARTICLE I

           REPRESENTATIONS AND WARRANTIES OF HOLDINGS

     Holdings represents and warrants to Windmere as follows:

     1.1 ORGANIZATION AND GOOD STANDING. Holdings is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong. Holdings also has the corporate power and authority to carry on its business as and where now conducted, and has the power to own, operate and lease its properties at and in the places where such properties are now owned, operated and leased by it, and is duly qualified to do business in Hong Kong.

     1.2 THE SHARES. The Class A Shares represent 20% of the total issued and outstanding shares of capital stock of Durable. All of the Class A Shares are fully paid and nonassessable and are not subject to any preemptive rights with respect thereto, other than as set forth in the Share Option Agreement. Holdings is both the record and beneficial owner of the Class A Shares. Holdings has the full right, power and authority to sell, transfer and deliver to Windmere the Class A Shares which are to be transferred to Windmere pursuant to the terms of this Agreement, free and clear of any liens, claims, charges, debentures, options, pledges, trust arrangements, restrictions or other encumbrances whatsoever, other than as set forth in the Share Option Agreement. There are no options, warrants or other rights outstanding with respect to or for the purchase of, nor any outstanding securities convertible into, any of the Class A Shares, other than as set forth in the Share Option Agreement.

     1.3 AUTHORITY OF HOLDINGS. All corporate action necessary to authorize the negotiation, execution, delivery, recordation and performance of this Agreement by Holdings has been taken and no further action by any director, shareholder, shareholder group, board, committee or by any governmental agency is required to permit Holdings to comply fully with its obligations under this Agreement. The execution of this Agreement and the delivery of the Class A Shares to Windmere by Holdings is not contrary to the Memorandum and Articles of Association (howsoever denominated) of Durable or of Holdings. Neither the execution, delivery nor consummation of this Agreement by Holdings will, with the passage of time, the giving of notice or otherwise, result in a violation or a breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Durable or Holdings is a party to or by which either of them may be bound, nor will it result in an acceleration or termination of any loan or security interest agreement to which Durable or Holdings is a party or to which any of Durable's and/or Holdings' assets are subject.

     1.4  POWERS OF ATTORNEY OR OTHER AUTHORITY TO ACT FOR
HOLDINGS.

          (a) Mr. Lai Kin ("Lai") holds a valid power of attorney duly executed by Holdings in favor of Lai which complies with all applicable requirements, rules and laws, a copy of which power is attached hereto as Annex A. Under such power of attorney, Lai has the irrevocable right and authority to act on behalf of Holdings with respect to all matters necessary and convenient to effectuate this transaction and to deal in any manner with the Class A Shares and the Windmere Shares (as defined in Section 2.2 hereof) as provided herein.

          (b) There is no other power of attorney, representation/ nominee agreement or similar power or agreement given by, or entered into by, Holdings to any other person with respect to the handling, possession, sale and other disposition of the Class A
Shares to be transferred to Windmere hereunder.

     1.5 CONSENTS. No approval or consent of any person, firm, agency or other entity or body (public and/or private) is required to be obtained by Holdings for the authorization of this Agreement and for the execution, delivery and performance of the transactions contemplated herein except for those approvals or consents which have been obtained as of the date hereof.

     1.6 ADEQUATE DISCLOSURE. Holdings is familiar with the business of Windmere. Holdings has received Windmere's 1993 Annual Report to Shareholders, Form 10-K for the year ended December 31, 1993, Proxy Statement for the 1994 Annual Shareholders' Meeting and Form 10-Q for the quarter ended March 31, 1994 (collectively, the "Disclosure Documents"). Holdings also has carefully reviewed the Disclosure Documents and has relied only on the information contained therein or information otherwise provided to Holdings in writing by Windmere for purposes of deciding whether to enter into this Agreement. Holdings acknowledges that all requested information relating to this Agreement, Windmere and the Windmere Shares has been made available for inspection by Holdings and its financial advisors. Holdings and its financial advisors have had a reasonable opportunity to ask questions of and receive answers from Windmere concerning the terms and conditions of the Windmere Shares, and to obtain all other additional information necessary or desirable to verify the accuracy of the information set forth in the Disclosure Documents. All such questions have been answered to the full satisfaction of Holdings. No oral representations have been made or oral information furnished to Holdings or its financial advisors in connection with the transactions contemplated by this Agreement, including the receipt by Holdings of the Windmere Shares, which were in any way inconsistent with the Disclosure Documents.

     1.7 HOLDINGS' FINANCIAL CONDITION. Holdings (i) has no need for liquidity for the Windmere Shares, (ii) is able to bear the economic risks of an investment in the Windmere Shares for an indefinite period, (iii) can afford a complete loss of such investment and (iv) does not have an overall commitment to investments which are not readily marketable that is disproportionate to its net worth, and its investment in the Windmere Shares will not cause such commitment to become excessive.

     1.8 NO REGISTRATION OF SECURITIES. Holdings understands that the offering and sale of the Windmere Shares has not, as of the date hereof, been registered under the U.S. Securities Act of 1933 (the "Securities Act") or any other applicable state's securities laws in reliance upon applicable exemptions from such registrations. Holdings understands that the Windmere Shares must be held by Holdings for an extended period of time unless the sale or other transfer thereof is subsequently registered under the Securities Act and any applicable state's securities laws or an exemption from such registration is available. Holdings further understands that, except as provided in Section 5.3 hereof, Windmere is under no obligation to register the Windmere Shares or to assist Holdings in complying with any exemption from registration.

     1.9 INVESTMENT INTENT. The Windmere Shares are being received and acquired solely for Holdings' own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others.

     1.10 RESTRICTIONS ON TRANSFER. Holdings understands that it may not be able to sell or dispose of the Windmere Shares unless the Windmere Shares are registered under the Securities Act and any applicable state securities laws, or unless an exemption therefrom is available to Holdings. In addition, Holdings understands that Holdings will be subject to the conditions set forth in Section 4.3 hereof.

     1.11 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Holdings are correct and complete as of the date set forth in the Agreement, and if there should be any change in such representations and warranties prior to Holdings' acquisition of the Windmere Shares, Holdings will immediately advise Windmere in writing of such change.






                           ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF WINDMERE

     Windmere represents and warrants to the Holdings as follows:

     2.1 ORGANIZATION AND GOOD STANDING. Windmere is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Windmere also has the corporate power and authority to carry on its business as and where now conducted, and has the power to own, operate and lease its properties at and in the places where such properties are now owned operated and leased by it, and is duly qualified to do business wherever it is required to be so qualified.

     2.2 THE WINDMERE SHARES. The Windmere Shares constitute 1,000,000 shares of the common stock, par value $.10 per share, of Windmere (the "Windmere Shares"). All of the Windmere Shares have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable and will not be subject to any preemptive rights with respect thereto. Windmere has the full right, power and authority to issue, sell, transfer and deliver to Holdings the Windmere Shares, free and clear in each case of any liens, claims, charges, debentures, options, pledges or other encumbrances whatsoever.

     2.3 AUTHORITY OF WINDMERE. All corporate action necessary to authorize the negotiation, execution, delivery, recordation and performance of this Agreement by Windmere has been taken and no further action by any director, shareholder group, board, committee or by any governmental agency is required to permit Windmere to comply fully with its obligations under this Agreement. The execution of this Agreement by Windmere and the delivery of the Windmere Shares to Holdings is not contrary to the Articles of Incorporation and Bylaws of Windmere. Neither the execution, delivery nor consummation of this Agreement by Windmere will, with the passage of time, the giving of notice or otherwise, result in a violation or a breach of, or constitute a default under, any term or provision of any material indenture, mortgage, deed of trust, lease, instrument, order judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Windmere is a party or by which it is bound; nor will it result in an acceleration or termination of any material loan or security interest agreement to which Windmere is a party or to which its material assets are subject.

     2.4 CONSENTS. No approval or consent of any person, firm, agency or other (public and/or private) entity or body is required to be obtained by Windmere for the authorization of this Agreement and for the execution, delivery and performance of the transactions contemplated herein.

ARTICLE III

                     PURCHASE OF THE SHARES

     3.1 DELIVERY OF SHARES BY HOLDINGS. Upon the terms and subject to the conditions set forth herein, Holdings shall convey, transfer, assign and deliver to Windmere on or before the Closing Date (as defined in Section 8.1 below) good, marketable and unencumbered title to the Class A Shares owned by it as set forth in Annex B hereto, constituting all of the issued and outstanding Class A Shares, duly endorsed and in proper form for transfer to Windmere.

     3.2  DELIVERY OF WINDMERE SHARES AND CASH BY WINDMERE.

          (a) Upon the terms and subject to the conditions set forth herein, Windmere shall convey, transfer, assign and deliver to Holdings, on or before the Closing Date, good, marketable and unencumbered title to the Windmere Shares, duly endorsed and in proper form for transfer to Holdings.

          (b) Contemporaneously with the transfer of the Windmere Shares to Holdings, Windmere shall also pay to Holdings the sum of ten thousand United States dollars (U.S. $10,000).

     3.3 ADDITIONAL PAYMENT UPON A CHANGE OF CONTROL OF WINDMERE. If at any time from the date hereof through July 1, 1999 there shall occur a "Change of Control" of Windmere (as hereinafter defined), then, in addition to the delivery of shares and payment set forth in Section 3.2, above, Windmere shall pay Holdings in cash within ten days following such Change of Control, an amount with respect to each Class A Share of Durable being purchased hereunder equal to the greater of (i) the same multiple of earnings per share of Durable as the highest multiple of earnings per share paid for the shares of common stock of Windmere received in connection with such Change of Control or (ii) the same multiple of net asset value per share of Durable as the highest multiple of price per net asset value per share paid for the shares of common stock of Windmere received in connection with such Change of Control. For purposes of this Agreement, a "Change of Control" shall mean:

          (i) The acquisition (other than by or from Windmere), at any time after the date hereof, by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of Windmere then outstanding voting securities entitled to vote generally in the election of directors; or

          (ii) The individuals who, as of the date hereof, constitute the board of directors of Windmere (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the board of directors of Windmere, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Windmere's share-holders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Windmere, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

          (iii) Approval by the shareholders of Windmere of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of Windmere immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securi-ties, (B) a liquidation or dissolution of Windmere, or (C) the sale of all or substantially all of the assets of Windmere, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

     Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred, and no additional payment to Holdings under this Section 3.3 shall be required, in connection with a transaction or series of transactions approved by a majority of the members of the Incumbent Board.

                           ARTICLE IV

                      COVENANTS OF HOLDINGS

     Holdings agrees that:

     4.1  RESTRICTION ON SALE OF WINDMERE SHARES.

          (a) Holdings acknowledges that the Windmere Shares that it will receive in connection with this Agreement constitute "restricted stock" within the meaning of U.S. securities laws including, without limitation, the Securities Act, and that the Certificate(s) representing the Windmere Shares will bear an appropriate legend substantially as follows:

               The Shares represented by this
          certificate have not been registered under the Securities Act of 1933 or under any other applicable securities laws; consequently, these Shares may not be sold, transferred, pledged, hypothecated or encumbered in any way or disposed of except pursuant to (i) the Securities Act of 1933 and the laws of any applicable jurisdiction and the rules and regulations promulgated thereunder or (ii) an opinion of counsel satisfactory to the issuer that such registration is not required.

          (b) Holdings agrees that it will not sell, pledge, transfer, assign, hypothecate or otherwise dispose of any portion of the Windmere Shares (or any rights thereto) to any person unless an exception is available under the Securities Act, any applicable state's securities laws and the regulations thereunder.

     4.2 DUTY OF CONFIDENTIALITY. Holdings shall not use, disclose, confirm, furnish or make accessible to anyone, other than in the regular course of business of Windmere and its affiliates, any knowledge or information of a confidential or secret nature with respect to the business affairs, assets, operations, plans or know-how of Windmere, Durable or their respective affiliates.

     4.3 HOLDINGS' OBLIGATIONS WITH RESPECT TO THE WINDMERE SHARES. Holdings shall be required to furnish to Windmere and its counsel, all relevant information concerning itself, and such other information as Windmere and its counsel request to prepare and file all reports required to be filed by Windmere under the U.S. Securities laws and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission. If requested by Windmere, such information shall be furnished in writing and Holdings shall enter into such further agreements or undertakings with Windmere, including agreements respecting indemnification with respect to the accuracy and completeness of such information, as Windmere and its counsel deems necessary or appropriate to assure full compliance with the applicable provisions of the U.S. Securities laws and the rules and regulations promulgated thereunder by the United States Securities and Exchange Commission.

                            ARTICLE V

                      COVENANTS OF WINDMERE

     Windmere agrees that:

     5.1 REPRESENTATION ON WINDMERE BOARD. Windmere shall undertake its best efforts to recommend to the shareholders and directors of Windmere that Lai and two other individuals nominated by Lai and deemed suitable by Windmere be appointed as members of the Windmere Board of Directors.

     5.2 COMPOSITION OF DURABLE BOARD. It is contemplated that, immediately subsequent to the transfer of the Class A Shares provided for in this Agreement, that the day-to-day management of Durable will remain in the hands of the existing Board of Directors and managers of Durable (the "Durable Board"), and that the Durable Board shall initially remain equally divided (50/50) between each of the present designees of Holdings and those persons selected by Windmere from time to time for so long as each such designee shall remain a shareholder of Holdings. Accordingly, for so long as such designee of Holdings who is a present member of the Durable Board:
(i) remains a shareholder of Holdings, and (ii) Holdings remains a shareholder of Windmere, Windmere shall agree to vote its shares of Durable to appoint such designee of Holdings to the Durable Board. At such time as any present designee of Holdings to the Durable Board ceases to be a shareholder of Holdings, such designee shall no longer be entitled to serve on the Durable Board, and Windmere shall have the right to designate a replacement member to the Durable Board in its sole discretion. Windmere shall retain the right to approve the appointment of any other person to the Durable Board.

     5.3 REGISTRATION OF WINDMERE SHARES UPON CHANGE OF CONTROL. Within sixty (60) days following a Change of Control of Windmere (as defined in Section 3.3), Windmere shall at its expense cause to be registered under the Securities Act and all applicable state securities laws such portions of the Windmere Shares that cannot be sold by Holdings at the end of such sixty (60) day period pursuant to an exemption from such registrations. Windmere shall use its best efforts to cause such registration statement to remain effective and current until the sale by Holdings of such registered Windmere Shares.


                           ARTICLE VI

         CONDITIONS PRECEDENT TO OBLIGATIONS OF WINDMERE

     The obligations of Windmere under this Agreement are, at its option, subject to the satisfaction of the following conditions at or prior to the Closing Date:

     6.1 REPRESENTATIONS OF HOLDINGS. The representations and warranties of Holdings set forth in this Agreement shall be true, complete and accurate in all respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated by this Agreement.

     6.2 CONSENTS. All necessary approvals or consents shall have been obtained from any and all federal departments and agencies and from all other commissions, boards, agencies and from any other person or persons whose approval or consent is necessary to consummate the transactions contemplated by this Agreement.

     6.3 PERFORMANCE BY DURABLE AND HOLDINGS. Durable and Holdings shall have duly performed all obligations, covenants and agreements undertaken by them herein and complied with all terms and conditions applicable to them hereunder to be performed and complied with prior to the Closing Date.

     6.4 SUITS. No suit, action or other proceeding shall be threatened or pending before any court or governmental agency seeking to restrain, prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to materially and adversely affect the value of the Durable's properties or business as a whole.

                           ARTICLE VII

       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HOLDINGS

     The obligations of the Holdings under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing Date:

     7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Windmere set forth herein shall be true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated hereby.

     7.2 OBLIGATIONS, COVENANTS AND AGREEMENTS. Windmere shall have duly performed all obligations, covenants and agreements undertaken by it herein and shall have complied with all the terms and conditions applicable to it hereunder to be performed and complied with prior to the Closing Date.

     7.3 SUITS. No suit, action or other proceeding shall be threatened or pending before any court or governmental agency seeking to restrain or prohibit Windmere, or to obtain damages or other relief against Windmere in connection with this Agreement or the consummation of the transactions contemplated hereby, or which is likely to materially and adversely affect the value of Windmere's properties or business as a whole.

                          ARTICLE VIII

                             CLOSING

     8.1 CLOSING DATE. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida, U.S.A., or at such other place in Miami, Florida, U.S.A. as the parties may otherwise agree, effective as of April 1, 1994 (the "Closing Date").

                           ARTICLE IX

            SURVIVAL OF REPRESENTATIONS AND COVENANTS

     9.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF
SHAREHOLDERS. All statements contained in any Annex or other writing delivered by or on behalf of Holdings pursuant to this Agreement shall be deemed representations and warranties hereunder.

All representations and warranties made by Holdings hereunder, including those set forth herein or in any other document required to be executed by the terms of this Agreement, shall survive (and shall not be affected by) the Closing.

     9.2 SURVIVAL OF COVENANTS. All covenants of the parties shall survive the Closing.

                            ARTICLE X

            ASSIGNMENT; THIRD PARTIES; BINDING EFFECT

     The rights of the parties hereto under this Agreement shall not be assignable nor the duties delegable by any party without first obtaining the written consent of all parties hereto. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest, any rights or remedies under or by reason of this Agreement unless so stated expressly hereunder. All covenants, agreements, representations and warranties of the parties contained herein shall be binding upon and inure to the benefit of Windmere and Holdings and their respective successors and permitted assigns.

                           ARTICLE XI

              TERMINATION OF SHARE OPTION AGREEMENT

     The Share Option Agreement shall be terminated effective immediately prior to the Closing hereunder, and no party thereto shall have any rights or obligations thereunder upon such termination.

                           ARTICLE XII

                           ARBITRATION

     Any claim, dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Miami, Florida in accordance with the rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within 7 days after receipt of written notice from either party that a dispute exists and that arbitration is required, both parties must within 7 business days agree on an acceptable arbitrator. If the parties are unable to agree on an arbitrator, then each party shall choose its own arbitrator and the two arbitrators shall then choose a third neutral arbitrator within seven (7) days of their selection. The parties agree to act as expeditiously as possible to select an arbitrator and conclude the dispute. The arbitrator must render his decision in writing within 30 days of its or their appointment. The cost and expenses of the arbitration and of legal counsel to the prevailing party shall be borne by the non-prevailing party. Each party will advance one-half of the estimated fees and expenses of the arbitrator(s). Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of
Section 4.2 hereof.

                          ARTICLE XIII

                             NOTICES

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or deposited in the mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties or their permitted assignees, at the addresses set forth in the beginning of this Agreement, attention: President (or such other address as shall be given in writing by any party to the other).
                           ARTICLE XIV

                     REMEDIES NOT EXCLUSIVE

     No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every remedy given hereunder or now or hereafter existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Windmere or Holdings shall not constitute a waiver of the right to pursue other available remedies.

                           ARTICLE XV

                          COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                           ARTICLE XVI

                  CAPTIONS AND SECTION HEADINGS

     Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing this Agreement.

                          ARTICLE XVII

                             WAIVERS

     Any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other party or parties as provided herein; provided, however, such waiver must be in writing signed by the party waiving its rights and that any such waiver shall not be deemed to be a waiver of any other obligation, agreement or condition contained herein.

                          ARTICLE XVIII

                       FURTHER ASSURANCES

     Each of the parties hereto agrees to cooperate in the effectuation of the transactions contemplated hereby and to execute any and all additional documents and to take such additional action as shall be reasonably necessary or appropriate for such purpose.

                           ARTICLE XIX

                           AMENDMENTS

     This Agreement may not be amended except in writing signed by the parties hereto.

                           ARTICLE XX

                          GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, United States of America, applicable to agreements made and to be performed entirely within such State, without regard to any conflict of law rule or principle that would refer to the laws of another jurisdiction.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of April 1, 1994.

WITNESSES:                         WINDMERE CORPORATION

                                   By:
                                        Authorized Representative

                                   DURABLE ELECTRICAL METAL
                                   FACTORY, LTD.


                                   By:
                                        Managing Director


                                   OURIMBAH INVESTMENT LIMITED


                                   By:
                                      Attorney-in-Fact and Director

                                   Lai Kin


                                   PPC INDUSTRIES 1980 LIMITED
                                   (as to Article XI)


                                   By: